For editorial information: The Dow Chemical Company Becky Evans (989) 636-5847
FOR IMMEDIATE RELEASE
Andrew N. Liveris Elected to Dow’s Board of Directors
MIDLAND, MICHIGAN —(February 13, 2004) — The Dow Chemical Company announced today the unanimous election of Andrew N. Liveris to the Board of Directors, effective February 12, 2004.  Liveris, named Dow president and chief operating officer in November 2003, will serve on the Board’s Environment, Health and Safety; Executive; and Finance Committees.

"The Board is recognizing Andrew’s early accomplishments as president and chief operating officer," said William S. Stavropoulos, chairman and chief executive officer. "He brings a wealth of valuable international and operational experience."

"I am excited and energized by the Board’s confidence," said Liveris.  "It’s an honor to join a board with such strong governance practices. I look forward to serving the shareholders of the Company in this way."

Liveris’ 27-year Dow career has spanned manufacturing, sales, marketing, new business development and management in Australia, Hong Kong and the United States. In his various management roles, he led the formation and management of many of Dow’s joint ventures, acquisitions and business alliances.   http://www.dow.com/about/aboutdow/lead/liveris.htm

For a complete list of Dow’s board members, committee assignments, and other corporate governance information, visit our web site at www.dowgovernance.com.

Dow is a leader in science and technology, providing innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $33 billion, Dow serves customers in more than 180 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its approximately 46,000 employees seek to balance economic, environmental and social responsibilities. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted.

For further information, visit www.dow.com.